Exhibit 99.6

Consent of Beijing Ipsos Market Consulting Co., Ltd.

Date: May 3, 2018

Room No. 37/F, Tower B, Wangjing SOHO T3,
No. 10, Wangjing Street, Chaoyang District
Beijing, 100102
People’s Republic of China

Re: Uxin Limited (the “Company”)

Ladies and Gentlemen:

Beijing Ipsos Market Consulting Co., Ltd. (the “Consultant”) hereby consents to the references to its name in (i) the registration statement on Form F-i (together with any amendments thereto, the “Registration Statement”), as well as the prospectus included in the Registration Statement (together with any prospectus supplement and related free writing prospectus, the “Prospectus”), in relation to the proposed initial public offering (“Offering”) of the Company, to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) the Company’s roadshow presentation to be posted on the Company’s website and/or to be used during the institutional and retail roadshows, any other marketing materials, publicity materials and documents and materials used in any capital raising transaction (“Marketing Materials”); (iii) any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 20-F, Form 6-K or other registration statements (collectively, the “Future SEC Filings”), (iv) future offering documents (“Future Offering Documents”), and (v) websites of the Company and its subsidiaries and affiliates (“Websites”).

The Consultant hereby confirms that it has conducted a survey called “Uxin Campaign Assessment（线下活动营销效果评估项目）” during 2017.8____ to ____ 2017.12____ on behalf of Company, with the aims of ______ Understand the arrival of campaign______. The research specifications of the study are as follow:

1.              Interviewing method: online survey

2.              Sample size: 2200 sample, in Beijing, Hangzhou, Zhengzhou, Wenzhou ,Nanchang, Wuhan, Xian ,Xiamen

3.              Respondent criteria:

•                  Male: Female=8:2

•                  Age: 18-50

•                  Local resident

•                  Main decision maker for a family or a person to buy a car (including a new car, a used car)

•                  Users who do not refuse to buy used cars

•                  Do not work in related industries

•                  Existing user:

•                  Existing user-buyers: over the last 1 year, users who have bought used cars

•                  Existing user-sellers: over the last 1 year, users who have been selling cars

•                  Potential user:

•                  Potential user-buyers: the next 1 year, users who plan to buy a car, and do not refuse to buy used car

•                  Potential user-sellers: the next 2 years, users who plan to sell car, and do not refuse to sell car on an e-commerce platform

The Consultant hereby further consents to the inclusion of, summary of and reference to the information, data and statements it provides in the Registration Statement, Prospectus, Marketing Materials, Future SEC Filings, Future Offering Documents and Websites.

The Consultant further consents to the filing of this letter, and any of the amendments or supplements thereto, as an exhibit to the Registration Statement and any other Future SEC Filings should the filing of this letter be required.

Consultant’s above consent is not to be implied as an endorsement or an assumption of responsibility for the Company’s claims made in the Registration Statement, Prospectus, Marketing Materials, Future SEC Filings, Future Offering Documents and Websites. In giving such consent, the Consultant does not thereby admit that the Consultant comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours very truly,

Beijing Ipsos Market Consulting Co., Ltd.

/s/ Yi Yang
Name: Yi Yang
[Corporate seal is affixed]